Exhibit 107

Calculation of Filing Fee Table

FORM S-3
(Form Type)

Battalion Oil Corporation
(Exact name of registrant as specified in its charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to Be Paid	Equity	Common Stock, par value $0.0001	(1)	(1)	(1)	(1)	(1)	(1)	–	–	–	–
	Equity	Preferred Stock, par value $0.0001	(1)	(1)	(1)	(1)	(1)	(1)	–	–	–	–
	Equity	Depositary Shares(2)	(1)	(1)	(1)	(1)	(1)	(1)	–	–	–	–
	Other	Warrants(3)	(1)	(1)	(1)	(1)	(1)	(1)	–	–	–	–
	Other	Purchase Contracts	(1)	(1)	(1)	(1)	(1)	(1)	–	–	–	–
	Other	Units(4)	(1)	(1)	(1)	(1)	(1)	(1)	–	–	–	–
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$200,000,000(1)	$92.70 per $1,000,000	$18,540	–	–	–	–
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–

Total Offering Amounts	$200,000,000(1)	–	$18,540
Total Fees Previously Paid			–
Total Fee Offsets			–
Net Fee Due			$18,540

(1)

Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement, as shall have an aggregate initial offering price up to $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)

The depositary shares being registered will be evidenced by depositary receipts issued under a deposit agreement. If the registrant elects to offer fractional interests in preferred stock to the public, depositary receipts will be distributed to the investors purchasing the fractional interests, and the preferred stock will be issued to the depositary under the deposit agreement.

(3)	The warrants covered by this registration statement may be warrants for common stock, preferred stock or depositary shares.
(4)	Each unit will be issued under a unit agreement and will represent an interest in two or more other securities registered hereunder, which may or may not be separable from one another.